Exhibit 99.1

Zynex Announces 2020 Fourth Quarter and Full Year Earnings

•	2020 Full Year

o	Revenue increased 76% year over year to $80.1 million

o	Orders increased 96%

o	Net income of $9.1 million; Diluted EPS $0.26

o	Adjusted EBITDA $13.7 million

o	2020 Revenue and Adjusted EBITDA are the highest in Company history

•	2020 Fourth Quarter

o	Revenue increased 81% year over year to $25.6 million

o	Orders increased 117%

o	Net income of $1.8 million; Diluted EPS $0.05

o	Adjusted EBITDA $3.4 million

ENGLEWOOD, CO – February 25, 2021 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its fourth quarter and full year ended December 31, 2020.

Fourth Quarter Financial Results Summary:

For the fourth quarter, the Company reported net revenue of $25.6 million, an 81% increase over the fourth quarter of 2019. Gross margins were 78% in the fourth quarter of 2020 and net income was $1.8 million.

Adjusted EBITDA was $3.4 million in the fourth quarter of 2020.

As of December 31, 2020, the Company had working capital of $52.9 million compared to $17.4 million at December 31, 2019. Cash on hand was $39.2 million at the end of the fourth quarter. Cash decreased slightly during the quarter due to the Company maintaining higher than normal inventory levels to protect against any supplier delays related to COVID-19. There have not been any issues with supplier deliveries to date.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “I am excited to announce our eighteenth consecutive quarter of positive net income. In the fourth quarter, we posted revenue of $25.6 million, which is the highest quarterly revenue in the history of the Company and net income of $1.8 million. Orders grew 117% compared to the fourth quarter of 2019.

We are pleased with our accomplishments in 2020 despite the pandemic and reiterate the potential of our business as we move into 2021. Our continued order growth during this pandemic shows the strength of relationships our sales force has with many prescribers and the need for them to prescribe non-opioid, non-addictive prescription strength solutions for their patients in pain.

In the fourth quarter, we continued to focus on the execution of our growth strategy and the related growth of our sales force as we eclipsed 500 sales reps and expect to have over 600 by the end of 2021.We expect the new sales reps primarily added in the second half of 2020 to add significantly to our order growth in the first half of 2021 and therefore positively impact revenue growth in the second half of 2021 and forward.

We continue to advocate for pain patients, and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic and acute pain without side effects. We are dedicated to promoting our technology in an effort to remove patient addiction and other side effects from prescription opioids.”

First Quarter and Full Year 2021 Guidance:

Full year 2021 revenue is estimated between $135.0 and $150.0 million with Adjusted EBITDA between $15.0 and $25.0 million. The full year revenue estimate is approximately 68% to 87% above 2020 revenue of $80.1 million.

The estimated range for first quarter revenue is between $23.0 and $24.5 million with an Adjusted EBITDA loss of between $0.5 and $1.5 million. First quarter revenue is historically affected by health insurance deductibles not being met in the beginning of the year. The combination of seasonality of deductibles along with the sales force investments we’ve added during 2020 and slower ramping of sales orders due to COVID-19 restrictions are factors which will produce a small loss in Q1. We expect profitability to ramp quickly throughout the year to meet our Adjusted EBITDA forecast of $15 to $25 million for 2021.

The revenue estimate for Q1 is approximately 51% to 61% above 2020 first quarter revenue of $15.2 million.

Conference Call and Webcast Details:

Thursday, February 25, 2021 at 2:15 p.m. MT / 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/40106

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex, Inc.

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex also has a blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore you should not rely on any of these forward looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2019 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact: Zynex, Inc. (800) 495-6670

Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	December 31,	December 31,
	2020	2019

ASSETS
Current assets:
Cash	$39,173	$14,040
Accounts receivable, net	13,837	5,833
Inventory, net	8,635	2,378
Prepaid expenses and other	1,378	315
Total current assets	63,023	22,566

Property and equipment, net	1,925	858
Operating lease asset	5,993	3,831
Finance lease asset	321	180
Deposits	347	329
Deferred income taxes	566	513
Total assets	$72,175	$28,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	4,717	2,141
Operating lease liability	2,051	1,211
Finance lease liability	77	45
Income taxes payable	280	52
Accrued payroll and related taxes	2,992	1,748
Total current liabilities	10,117	5,197
Long-term liabilities:
Operating lease liability	4,920	3,282
Finance lease liability	283	145
Total liabilities	15,320	8,624

Stockholders' equity:
Preferred stock	-	-
Common stock	36	34
Additional paid-in capital	37,235	9,198
Treasury stock	(3,846)	(3,846)
Retained earnings	23,430	14,356
Total Zynex, Inc. stockholders' equity	56,855	19,742
Non-controlling interest	-	(89)
Total stockholders' equity	56,855	19,653
Total liabilities and stockholders' equity	$72,175	$28,277

ZYNEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
NET REVENUE
Devices	$8,243	$3,789	$21,269	$10,713
Supplies	17,362	10,373	58,853	34,759
Total net revenue	25,605	14,162	80,122	45,472

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	5,659	2,821	17,417	8,814
Sales and marketing	12,320	4,820	34,133	14,855
General and administrative	5,328	2,790	18,323	10,737
Total costs of revenue and operating expenses	23,307	10,431	69,873	34,406

Income from operations	2,298	3,731	10,249	11,066

Other income/(expense)
Deferred insurance reimbursement	-	-	-	880
Loss on disposal of non-controlling interest	(77)	-	(77)	-
Interest expense	(5)	(6)	(19)	(5)
Other income/(expense), net	(82)	(6)	(96)	875

Income from operations before income taxes	2,216	3,725	10,153	11,941
Income tax expense	428	778	1,079	2,449
Net Income	$1,788	$2,947	$9,074	$9,492

Net income per share:
Basic	$0.05	$0.09	$0.27	$0.29

Diluted	$0.05	$0.09	$0.26	$0.28

Weighted average basic shares outstanding	34,780	32,709	33,869	32,439
Weighted average diluted shares outstanding	35,635	34,101	34,943	33,963

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA:
Net income	$1,788	$2,947	$9,074	$9,492
Depreciation and Amortization	272	60	742	253
Stock-based compensation expense	875	264	2,681	820
Interest expense and other, net	82	6	96	(875)
Income tax expense	428	778	1,079	2,449
Adjusted EBITDA	$3,445	$4,055	$13,672	$12,139
% of Net Revenue	13%	29%	17%	27%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.